Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-81636, 333-81638, 333-81642, 333-91660, 333-113183, 333-116860 and 333-116862) and on Form S-3 (No. 333-103918) of MeadWestvaco Corporation of our report dated January 9, 2004 (except as to note 6 which is as of January 26, 2004 and note 8(a) which is as of February 2, 2004) relating to the financial statements of Northwood Panelboard Company for the year ended December 31, 2003, which is incorporated in this Annual Report on Form 10-K.

/s/ Ernst & Young LLP

Ernst & Young LLP
Toronto, Ontario
March 14, 2005